Exhibit 1.A(5)(c)

                             RIGHT TO EXCHANGE RIDER


This Rider is a part of the Policy to which it is attached if the Rider is shown in the Schedule. It must be read with all Policy provisions. This Rider does not participate in our surplus earnings. This Rider has no loan or Cash Surrender Value. The Rider effective date is the Policy Date or, if added later, the Policy Anniversary Date on or next following the date the application for this Rider is approved by us.

THE BENEFIT. While this Rider is in force, you may elect to exchange the current named Insured under the Policy for a new Insured. The Policy will be continued on the life of the new Insured.

REQUIREMENTS FOR EXCHANGE. Before exchange takes place, we must have all the following:

1.  An application for insurance signed by you and the new Insured;

2.  The Policy returned by you for the appropriate changes;

3.  Evidence that you have an insurable interest in the new Insured;

4.  Evidence of the new Insured's insurability satisfactory to us;

5. Evidence of the release of any collateral assignment, or written approval of the exchange by an assignee, plus other papers we may need; and,

6.  Payment of any applicable exchange charges.

EFFECTIVE DATE OF CHANGE. The Date of Exchange will be the Monthly Processing Date which coincides with or next follows the date our requirements are met. Coverage on the current named Insured will end on the day before the Date of Exchange. Coverage on the new Insured will begin on the Date of Exchange.

POLICY DATE. The Policy Date of the Policy will not change unless the new Insured was born after the Policy's current Policy Date. In that event, the new Policy Date will be the first anniversary of the Policy next following the birth date of the new Insured.

STATED DEATH BENEFIT OF NEW POLICY. The Stated Death Benefit of the Policy will remain the same unless increased or decreased as provided in the Change in Requested Insurance Coverage provision of the Policy. On and after the Date of Exchange, the minimum Death Benefit amount as stated in the Death Benefit provision of the Policy will apply to the new Insured.

COST OF INSURANCE DEDUCTIONS. After the Date of Exchange, the cost of insurance for the Policy will be based on the Policy year and the new Insured's sex, attained age, rate class, and the cost of insurance rates described in the Policy. No cost of insurance deduction is made for this Rider. If any other riders are attached to the Policy on or after the Date of Exchange, the cost of insurance for the other riders will be as described in the riders.

ACCOUNT VALUES AND POLICY LOANS. The Account Value of the Policy at the time of exchange will remain the same unless withdrawn as provided in the Policy. Any Policy loan on the Policy at the time of exchange will be continued unchanged.

OWNER, BENEFICIARY, AND COLLATERAL ASSIGNMENTS. The Owner and Beneficiary of the Policy will remain the same unless changed as provided in the Policy. The Policy will remain subject to any existing collateral assignments.


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RIDERS. Any riders attached to the Policy will terminate on the day before the
Date of Exchange. The addition of any riders on or after the Date of Exchange will be subject to our approval and such terms as we determine.

INCONTESTABILITY. The incontestable provision stated in the Policy will be applicable to the Policy for two years from the Date of Exchange as to any representations which induced us to make the exchange. On and after the Date of Exchange, the phrase "Policy Date" in the Incontestability provision of the Policy will be construed to mean "Date of Exchange".

SUICIDE EXCLUSION. The suicide exclusion provision stated in the Policy will be applicable to the Policy for two years from the Date of Exchange. On and after the Date of Exchange, the phrase "Effective Date" in the Suicide Exclusion provision of the Policy will be construed to mean "Date of Exchange".

TERMINATION.  This Rider will terminate on the earliest of the following events:

1.  The termination or surrender of the Policy;

2.  The Policy matures;

3.  The right to exchange is exercised; or,

4. The receipt by us of a written request from you to cancel this Rider on any Monthly Processing Date.

Signed for the Company at Denver, Colorado.

SECURITY LIFE OF DENVER INSURANCE COMPANY




SECRETARY











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